Exhibit 10.1

EXECUTIVE SERVICES CONSULTING AGREEMENT

THIS EXECUTIVE SERVICES CONSULTING AGREEMENT (the “Agreement”) is entered into this 11th day of April, 2016, by and among GAB Management Group, Inc., a Florida corporation (the “Consultant”), Gregory Brauser (“Brauser”) and Vapor Corp., a Delaware corporation (“Company”), each individually, a “Party,” and collectively, the “Parties.”

RECITALS

A.           Company is in the business of designing, marketing, and distributing electronic cigarettes and accessories, under various brands, including Krave®, Fifty-One® (also known as Smoke 51), VaporX®, Hookah Stix®, Alternacig®, EZ Smoker®, Green Puffer®, Americig®, Fumaré™ and Smoke Star® brands.

B.           Brauser, the current President of Company and a member of the Board of Directors, is resigning those positions effective immediately and the Parties wish to mutually terminate that certain Employment Agreement between the Parties dated August 1, 2105 (“Employment Agreement”), as more fully set forth below, and enter into this Agreement to govern their relationship on a going forward basis. A complete copy of the Employment Agreement is attached as Exhibit C to this Agreement.

C.           Consultant is capable of providing the services as described in Exhibit A to this Agreement (“Services”) and Brauser will perform primarily all of the Services on behalf of the Consultant.

D.           Company desires to engage Consultant as an independent contractor to perform the Services and Consultant desires to provide said Services.

IN CONSIDERATION of the foregoing recitals and the covenants and agreements hereinafter set forth, and other good and valuable consideration, including but not limited to the Engagement Fee (as defined in Exhibit B to this Agreement), the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.           RECITALS. The recitals set forth above are true and correct and are incorporated herein by reference.

2.           TERM.

2.1           Term. The term of this Agreement shall commence on the Effective Date (as defined herein below) and shall continue for two (2) years thereafter, unless sooner terminated as set forth herein (the “Term”).

2.2           Effective Date. This Agreement is effective as of April 11, 2016 (“Effective Date”).

3.           PROFESSIONAL SERVICES. Consultant agrees to perform the Services for Company and will utilize Brauser. Consultant will not be required to work any minimum number of hours per week. Brauser shall ensure that all duties to be performed hereunder are

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performed in a diligent and timely manner and in accordance with Company’s policies and procedures as may be maintained or adopted by Company from time to time, and in accordance with all applicable laws and ordinances.

4.           Compensation. Company shall pay Consultant during the Term compensation as set forth in Exhibit B to this Agreement.

5.           RELATIONSHIP OF THE PARTIES.

5.1          Resignation. It is understood and agreed that that effective as of the Effective Date, Brauser hereby resigns as President and Director of Company.

5.2          Independent Contractor. It is further understood and agreed that Consultant, as of the Effective Date, is an independent contractor, and nothing herein to the contrary is intended nor shall be construed to create an employer/employee, partnership or joint venture relationship between Company and Consultant. Consultant shall have the right to control all methods by which it performs the Services, and Company shall have the right to control only the product or result of the Services. In no event shall either Party be liable for the debts or obligations of the other, except as otherwise specifically provided in this Agreement.

5.3          Responsibility for Benefits. Consultant and Brauser acknowledge that neither Consultant or Brauser, in his services on behalf of Consultant, shall be entitled to any coverage by, or reimbursement from, Company for out-of-pocket expenses (other than as provided on Exhibit B), workers’ compensation insurance, unemployment compensation, overtime compensation, medical insurance, life insurance, disability income insurance, paid vacations, paid holidays, pension or profit sharing or any other type of health, fringe or retirement benefit.

5.4          Responsibility for Taxes. Consultant and Brauser shall be solely responsible for and will pay any income, Social Security, Medicare, unemployment or workers’ compensation assessments or taxes with respect to any compensation paid to Consultant or Brauser hereunder. Payment of any taxes or other amounts shall be directly made by Consultant, and Consultant will file all required forms or documents with the Internal Revenue Service (“IRS”) and the State of Florida.

5.5          Cooperation with IRS Inquiries. If the IRS or any other governmental agency should question or challenge the independent contractor status of Consultant or its employees or agents, the Parties hereby agree to cooperate in good faith with each other to assist the IRS in verifying its status as an independent contractor under this Agreement.

5.6          Termination of Employment Agreement. By the mutual agreement of the Parties, the Employment Agreement is hereby terminated, subject to the following:

5.6.1           Survival of Certain Clauses. The following Sections of the Employment Agreement are hereby incorporated herein by reference and shall remain in effect notwithstanding any termination of this Agreement, at the end of the Term, or otherwise: 6(a) (Death or Disability), 6(e) (Return of Company property), 8 (Non-Competition) 9 (Non-Disclosure of Confidential Information), 10 (Equitable Relief), 11 (Conflicts of Interest), 12

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(Inventions, Ideas, Processes, and Designs), 13 (Indebtedness), 15 (Severability), 18 (Attorneys’ Fees), 19 (Governing Law), 22 (Investigations/Clawbacks), and 23 (Section 409A Compliance). References to Brauser’s relationship to Company as an “employee” under those Sections are hereby replaced with “independent contractor” and references to the Employment Agreement are hereby replaced with this Agreement. In addition to the Sections that shall survive termination of the Employment Agreement, Section 8 of the Employment Agreement shall remain in effect for a period of twelve (12) months following termination of this Agreement. Unless set forth in this Section 5.6.1, and notwithstanding anything set forth in Section 2(b) of the Employment Agreement, no provision of the Employment Agreement shall survive termination.

5.6.2           Waiver of Certain Rights. For the consideration set forth herein, including but not limited to the Engagement Fee, Brauser knowingly, intelligently, and voluntarily waives the rights afforded to him in the Employment Agreement, Sections 3, 4, 5, 6(b), 6(c), 6(d), and 7, and every other right not expressly incorporated into this Agreement in Section 5.6.1 herein above.

5.7          Mutual Releases. In exchange for the mutual termination of the Employment Agreement and the compensation contained in Exhibit B payable to Consultant by Company, the Parties hereto acknowledge a full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE each other and their respective affiliates, owners, members, shareholders, managers, officers, directors, assigns, parents, subsidiaries, employees, independent contractors, agents, heirs, trustees, estates, beneficiaries, or other successors in interest, from any and all liabilities, actions, causes of action, contracts, agreements, promises, claims and demands of any kind whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, which they, their heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of Brauser’s involvement with Company to the Effective Date of this Agreement, arising out of or relating to the Employment Agreement, including, without limitation, contract claims, benefit claims, tort claims, harassment, defamation and other personal injury claims, fraud claims, whistleblower claims, unjust, wrongful or constructive dismissal claims and any claims under any municipal, state or federal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. The Parties further covenant that they will not encourage, assist, join in, or facilitate any action brought as a result of Brauser’s, involvement, relationship, or affiliation with Company prior to the Effective Date, whether as a lawsuit in state or federal court or as an administrative agency action. The foregoing shall not apply to claims arising from the breach of this Agreement, including the payment of the Company’s obligations pursuant to Exhibit B hereunder. Notwithstanding the foregoing release, the Brauser’s right to indemnification is not released under the Company’s Certificate of Incorporation, Bylaws, any agreement or insurance policy for all periods prior to the this Agreement where Brauser served as a Company officer or director. In the event the Company purchases tail coverage with respect to its directors and officers insurance, the Company will include Brauser as a covered person pursuant to such tail policy.

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6.           TERMINATION.

6.1          Termination for Cause. Either Party may terminate this Agreement immediately upon written notice to the other Party for any of the following reason(s):

6.1.1           The other Party or any of its officers, directors, or shareholders is convicted, including a plea of no contest, of a felony; or

6.1.2           The other Party, by or through any of its officers, directors, shareholders, employees, contractors, agents or otherwise, engages in grossly negligent or willful misconduct in connection with any of the provisions of this Agreement; or

6.1.3           The other Party is adjudicated as bankrupt or insolvent, files a voluntary petition in bankruptcy or a petition or answer seeking a reorganization, arrangement, composition, readjustment or other relief under any provision of any insolvency law, makes an assignment for the benefit of creditors, or files a petition for or consents to the appointment of any trustee, receiver or liquidator, which petition is not discharged within sixty (60) days after filing; or

6.1.4           The other Party materially breaches any provision of this Agreement and such material breach is not cured to the reasonable satisfaction of the non-breaching Party within ten (10) calendar days’ notice of such breach (noting the specifics of the breach in sufficient detail to permit a cure of same in a timely manner) by the non-breaching Party to the breaching Party.

6.2          Termination without Cause. Consultant may terminate this Agreement at any time upon thirty (30) days prior written notice to the Company. The Company may terminate this Agreement at any time (subject to its obligations pursuant to Section 6.3).

6.3          Payments Upon Termination. In all instances where this Agreement is terminated, the Company shall pay to Consultant all compensation accrued by Consultant through the effective date of termination (“Termination Date”) within five (5) days of such Termination Date. In the event of a termination of this Agreement without Cause pursuant to Section 6.2, the Company will within five (5) calendar days pay the Consultant all amounts due pursuant to Exhibit B for the remainder of the Term.

7.           NOTICES.

7.1           Notice Requirements. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be hand-delivered, mailed by registered or certified mail (postage prepaid), return receipt requested, or sent by an overnight delivery service from which a receipt may be obtained, to the following addresses, or to such other addresses as are given to the other Party to this Agreement in the manner set forth herein:

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If to Company, to:	Jeffrey Holman Vapor Corp. 3001 Griffin Road Dania Beach, FL 33312 Email: jholman@vpco.com

With a copy to:	Martin Schrier, Esq. Cozen O’Connor 200 S. Biscayne Blvd., Suite 4410 Miami, Florida 33131

If to Consultant or Brauser, to:	GAB Management Group, Inc. c/o Gregory Brauser 516 Hendricks Isle Penthouse 11 Fort Lauderdale, FL 33301 Email: gregbrauser@gmail.com

7.2           Delivery. Each such notice shall be deemed delivered (i) on the date received at the address designated above, if by personal delivery, and (ii) one business day after deposited with an overnight delivery service to the Consultant c/o Gregory Brauser at 516 Hendricks Isle, Penthouse 11, Fort Lauderdale, Florida 33301. A party desiring to change its address for notice must give the other party notice of the change in accordance with the notice requirements of this Agreement.

8.          COMPLIANCE WITH LAWS. Company and Consultant shall comply with all applicable federal, Florida, county and municipal laws, rules, ordinances and regulations in the performance of their respective obligations under this Agreement.

9.          INDEMNIFICATION. Each Party shall forever indemnify and hold harmless the other Party and its employees, agents, managers and members against and from any and all claims, damage, injury, actions, liability, costs and expenses, including, without limitation, fees and disbursements of counsel incurred (through all levels of appeal) by the other Party in any action or proceeding between the Parties or between either Party and any third party or otherwise, arising out of or in any way related to the other Party’s negligent or intentional acts or omissions or any failure to perform any obligation undertaken or any covenant, or any false or misleading misrepresentation or warranty, made by the other Party under this Agreement. This indemnification shall survive any termination or expiration of this Agreement.

10.         COUNTERPARTS. This Agreement may be executed in any number of duplicate originals or counterparts by the Parties, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument. Facsimile and electronic (PDF) copies shall be valid and binding and have the same force and effect as originals.

11.          ENTIRE AGREEMENT. This Agreement contains the complete, full and exclusive understanding of the Parties with respect to Consultant’s provision of the Services hereunder, and this Agreement supersedes any and all other oral or written agreements between

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the Parties hereto with respect to this subject matter. No representation, promise or inducement that is not included in this Agreement shall be binding upon the Parties.

12.         AMENDMENTS. Any amendments, additions or supplements to this Agreement shall be effective and binding on the Parties only if in writing, signed by all of the Parties.

13.         NO THIRD-PARTY BENEFICIARIES. This Agreement is for the benefit of the parties hereto, and is not entered into for the benefit of any other person or entity.

14.         WAIVERS. The waiver by any Party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of any Party to insist upon strict adherence to any term of this Agreement shall not constitute a waiver by such Party to require, at some subsequent time, strict adherence to such term. Any waiver must be in writing and signed by the person or Party against whom charged.

15.         HEADINGS. The headings in this Agreement are solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

16.         GENDER AND NUMBER. Whenever the context requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural.

17.         AUTHORITY TO CONTRACT. Each Party represents and warrants that said Party is authorized to enter into this Agreement and to be bound by its terms. Brauser and Consultant represent to Company that execution of this Agreement and providing Services thereunder shall not constitute a breach of any other agreement.

18.         FURTHER ASSURANCES. Each Party agrees to execute and deliver any and all such other and additional instruments and documents and do any and all such other acts and things as may be necessary or expedient to effectuate this Agreement fully and to carry out the relationship contemplated hereunder.

19.         SUBMISSION TO JURISDICTION. Each of the parties irrevocably and unconditionally: (i) agrees that any suit, action or other legal or equitable proceeding arising out of, or relating to, this Agreement shall be brought in the State or Federal Courts of appropriate jurisdiction located in Broward County, Florida; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (iii) waives any objection that it may have to the laying of venue of any such suit, action or proceeding in any of such courts.

20.         REMEDIES CUMULATIVE. The rights and remedies given in this Agreement to Company shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to Company under the provisions of this Agreement or given to Company by law.

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21.         CONSTRUCTION. This Agreement shall be interpreted without regard to any presumption, or rule requiring construction against the Party causing this Agreement to be drafted.

22.         WAIVER OF JURY TRIAL. THE PARTIES HERETO INTENTIONALLY, KNOWINGLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH OR PURSUANT TO ANY DISPUTE AMONG THE PARTIES RELATED TO OR ARISING FROM THIS AGREEMENT.

23.         ASSIGNMENT. Consultant may not assign this Agreement. The Company may only assign this Agreement upon the sale of substantially all of its assets; provided, however, if the assignee does not expressly assume all of the oblations of the Company hereunder in writing, such assignment will be deemed a termination of this Agreement “without Cause” pursuant to Section 6.2 and will result in the required payments to Consultant pursuant to Section 6.3.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date set forth above.

CONSULTANT:

GAB MANAGEMENT GROUP, INC.

By:	/s/ Gregory Brauser
Name: Gregory Brauser
Title: President

/s/ Gregory Brauser
Gregory Brauser

Date: August 11, 2016

COMPANY:

Vapor Corp.

By:	/s/ Jeffrey Holman
Jeffrey Holman
Chief Executive Officer

Date: August 11, 2016

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Exhibit A

Schedule of Services

Reports to:       Board of Directors

Responsibilities will be to consult with the Company with regards to potential retail acquisitions and advise on their ongoing retail strategies, analyze potential diversification opportunities, provide guidance to the Company with their manufacturing business in China as well as providing general advice and market awareness.

Exhibit B

Schedule of Compensation and Reimbursements

Company shall pay Consultant pursuant to the following schedule of compensation:

1.	Company shall pay to Consultant a one-time “Engagement Fee” in the amount of fifty thousand dollars ($50,000), which Engagement Fee shall be due and payable to Consultant upon execution of this Agreement.

2.	Company shall pay to Consultant ten thousand dollars ($10,000) per month by the 10th of each subsequent month.

3.	Company shall reimburse all reasonable airfare, other transportation, lodging, meals and related expenses of Consultant incurred in relation to his delivery of the Services.

All payments shall be wired to the Consultant at the following coordinates:

GAB Management Group, Inc.

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ABA ************

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